Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Results of Third Quarter 2013

Irvine, CA, November 6, 2013 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces financial results for the quarter and nine months ended September 30, 2013.  For the third quarter of 2013, the Company reported a net loss of $(4.9) million or $(0.56) per diluted common share, as compared to a net loss of $(2.3) million or $(0.29) per diluted common share in the third quarter of 2012.  For the nine months ended September 30, 2013, the Company reported a net loss of $(4.5) million or $(0.52) per diluted common share, as compared to a net loss of $(2.9) million or $(0.36) per diluted common share for the nine months ended September 30, 2012.

	Q3 2013		Q2 2013		Q3 2012		YTD 2013		YTD 2012
Results by Segment (in thousands)	Net earnings (loss)	Diluted EPS	Net earnings (loss)	Diluted EPS	Net earnings (loss)	Diluted EPS	Net earnings (loss)	Diluted EPS	Net earnings (loss)	Diluted EPS
Mortgage Lending	$(4,067)	$(0.46)	$3,426	$0.33	$8,268	$1.05	$29	$0.00	$12,319	$1.57
Real Estate Services	3,963	0.45	3,355	0.33	3,137	0.40	9,614	1.10	9,495	1.21
Long-term Mortgage Portfolio	(4,576)	(0.52)	(4,563)	(0.42)	(4,655)	(0.59)	(13,125)	(1.50)	(11,225)	(1.43)
Continuing Operations	$(4,680)	$(0.53)	$2,218	$0.24	$6,750	$0.86	$(3,482)	$(0.40)	$10,589	$1.35
Income tax (expense) benefit from continuing operations	9	0.00	(32)	0.00	(8)	0.00	1,065	0.12	(44)	$0.00
Continuing Operations, net of tax	$(4,671)	$(0.53)	$2,186	$0.24	$6,742	$0.86	$(2,417)	$(0.28)	$10,545	$1.35
Discontinued Operations, net of tax	(277)	(0.03)	(968)	(0.10)	(9,021)	(1.15)	(2,051)	(0.24)	(13,402)	(1.71)
Net (loss) earnings attributable to IMH	$(4,948)	$(0.56)	$1,218	$0.14	$(2,279)	$(0.29)	$(4,468)	$(0.52)	$(2,857)	$(0.36)

The Company’s continuing operations, which include the mortgage lending, real estate services and long-term mortgage portfolio segments, had a net loss of $(4.7) million in the third quarter of 2013, as compared to net earnings of $2.2 million in the second quarter of 2013 and $6.8 million in the third quarter of 2012, primarily due to a loss in mortgage lending.

With the sudden rise in mortgage loan interest rates starting in May 2013, origination of mortgage loans has declined across the mortgage lending industry.  In addition, during the third quarter, gain on sale margins continued to compress creating challenges for many lenders in the market, including Impac Mortgage.  As a result, the financial performance of the mortgage lending segment in the third quarter of 2013 materially declined from the first six months of 2013.

Despite the drop in volumes and margins, we have continued to increase the mortgage servicing portfolio to $2.7 billion as of September 30, 2013 which generated net servicing fees of $1.0 million in the third quarter.

In the third quarter of 2013, our warehouse lending business began operating, offering funding facilities to all lenders, but focusing on smaller mortgage bankers and credit unions, including some of our current correspondent customers.  We believe offering warehouse lending provides added value for our correspondent customers and increases the capture rate from our approved customers which will increase the volumes in our correspondent channel.

Furthermore, our real estate services segment continues to generate solid profitability, positing earnings increases over the first and second quarters of 2013.

Mortgage Lending

In the third quarter of 2013, mortgage lending net earnings decreased by $7.5 million, to a loss of $(4.1) million, as compared to the second quarter of 2013 primarily due to a decrease in volume and margins.  Mortgage lending net earnings decreased by $(12.3) million from the third quarter in the prior year mostly due to a decline in margins.

Selected Financial Data

(in millions)

	Q3 2013	Q2 2013	% Change	Q3 2012	% Change
Originations	$576.2	$780.1	-26%	$709.3	-19%

While originations have decreased to $576.2 million, a 26% decrease over the second quarter 2013, and a 19% decrease over the third quarter 2012, the origination volumes by channels have continued to experience a more balanced mix across the channels.  In the third quarter of 2013, our correspondent channel contributed 37% of originations, the retail channel contributed 29% of originations, with the remaining 34% coming from the wholesale channel.  As compared to 19%, 29%, and 52%, respectively, in the third quarter of 2012.  Also, the percentage of purchase money transactions, as compared to refinance transactions, increased to almost 55% of overall originations, as compared to 40% in the second quarter of 2013 and just 27% in the third quarter of 2012.

The loss in the mortgage lending segment was primarily due to lower origination volumes and lower margins.  And, although lending operating expenses decreased to $16.1 million from $19.2 million in the second quarter of 2013, they did not decrease as much as the origination volume declined.  We had maintained excess lending operating capacity for expected increased volumes, but with the unexpected sudden decline in volume as well as increased compliance costs due to new mortgage lending requirements our operating costs exacerbated the loss in the quarter.  In the third and fourth quarters, we have taken steps to not only reduce operational staffing levels and other operating costs, but also consolidate certain branch locations.  We also have taken steps to streamline operations as we have been implementing our new LOS system.

Even though the downturn in mortgage volumes industry wide has affected our mortgage lending earnings, it has created significant opportunities to expand our market share nationally.

Selected Financial Data

(in millions)

	September 30, 2013	June 30, 2013	% Change	September 30, 2012	% Change
Mortgage Servicing Portfolio	$2,689.2	$2,110.2	27%	$1,221.5	120%

We have increased the servicing portfolio to $2.7 billion at September 30, 2013, a 27% increase from June 30, 2013, and a 120% over third quarter 2012. The servicing portfolio is comprised of high credit quality agency loans and has a weighted average coupon of approximately 4%.  Currently the portfolio has a 60-day delinquency in terms of unpaid principal balance of less than 1% of the portfolio. Net servicing fees in the third quarter of 2013 increased by 9% and 242% to $1.0 million in the third quarter of 2013 over the second quarter of 2013 and third quarter of 2012, respectively.  We expect this trend to continue in the future as the mortgage lending segment builds its mortgage origination volumes throughout 2014.

Real Estate Services

The real estate services segment continues to earn steady level of revenues and consistent quarterly profits, increasing net earnings from real estate services segment to $4.0 million in the third quarter of 2013, an 18% increase over second quarter of 2013 and a 26% increase over the third quarter of 2012.  While we are focusing on the mortgage lending segment, we continue to benefit from strong and consistent profits in this segment.

In a continuing effort to leverage our platform beyond mortgage lending, our real estate services segment has expanded by offering its loss mitigation services beyond the Company’s legacy portfolio, including establishing relationships with third parties to perform mortgage insurance recoveries and title remediation services.

Long-Term Mortgage Portfolio

The estimated fair value of the net trust assets continues to decline in 2013 primarily as a result of residual interest cash received and the expected ongoing decline in securitized mortgage collateral due to principal collections and liquidation of defaulted loans.  At September 30, 2013, our residual interest in securitizations (represented by the difference between total trust assets and total trust liabilities) decreased to $12.6 million, compared to $13.4 million at June 30, 2013 and $15.9 million at December 31, 2012.

Outlook

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “As we discussed on our last conference call, the third quarter saw an unexpected drop in volumes along with secondary market margin compression leading to reduced lending revenues.  However, as our operating efficiencies continue to improve and our expanding sales team gets traction, we expect to see improvements in mortgage lending results in the fourth quarter along with expected continued growth of our net servicing fees.  Further, we are pleased to establish the warehouse lending business, which will ultimately not only contribute to net earnings, but also enhance our ability to expand our correspondent lending channel.  Lastly, it is noteworthy to highlight the continued success of our real estate services segment, which had an outstanding quarter and is expected to continue to deliver positive net earnings in the future.”

Conference Call

The Company will hold a conference call tomorrow morning, November 7, 2013, at 9 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (866) 573-1930, conference ID number 21686133, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “will,” “intends,” “believe,” “expect,” “likely,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  our ability to manage effectively our mortgage lending operations and continue to expand the Company’s growing mortgage lending activities; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully re-enter the warehouse lending business; failure to successfully launch or continue to market new loan products; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing,  the terms of any financing that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides mortgage and real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage lending and servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interest in securitizations.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com.  Web site: http://ir.impaccompanies.com or www.impaccompanies.com